Exhibit 99.2

INTERMOUNTAIN COMMUNITY BANCORP

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS

OF INTERMOUNTAIN COMMUNITY BANCORP

                    , 2012

To Our Clients:

Enclosed for your consideration are a prospectus, dated                     , 2012 (the “Prospectus”), and the “Beneficial Owner Election Form” relating to the offering (the “Rights Offering”) by Intermountain Community Bancorp (the “Company”) of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of the Company’s common stock, no par value per share (the “Common Stock”), at 5:00 p.m., New York City time, on January 20, 2012 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of 8,700,000 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on                     , 2012, unless extended (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned on the Record Date. Each Right will allow you to subscribe for 1.0324 shares of Common Stock (the “Basic Subscription Right”) at the cash price of $1.00 per full share (the “Subscription Price”). For example, if you owned 1,000 shares of Common Stock as of 5:00 p.m., New York City time, on the Record Date, you would receive 1,000 Rights and would have the right to purchase 1,032.40 shares of Common Stock (rounded to 1,032 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Right, you may also exercise an over-subscription privilege (the “Oversubscription Privilege”) to purchase shares of our Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to the conditions and limitations described more fully in the Prospectus. If over-subscription requests exceed the number of shares of Common Stock available, the Company will allocate the available shares of Common Stock pro rata among the shareholders exercising the Oversubscription Privilege in proportion to the number of shares of Common Stock owned by such shareholder as of 5:00 p.m., New York City time, on the Record Date, relative to the number of shares owned on the Record Date by all shareholders exercising the Oversubscription Privilege. The Company reserves the right, exercisable in its sole discretion, to reject in whole or in part any subscription requests, regardless of the availability of shares, which it may receive pursuant to the Oversubscription Privilege.

You will be required to submit payment in full for all the shares you wish to buy with your Oversubscription Privilege. Because the Company will not know the total number of Unsubscribed Shares prior to the Expiration Time, if you wish to maximize the number of shares you purchase pursuant to your Oversubscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no shareholders other than you have purchased any shares of Common Stock pursuant to the Basic Subscription Right. The Company will eliminate fractional shares of Common Stock resulting from the exercise of the Oversubscription Privilege by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Oversubscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Oversubscription Privilege if all of our shareholders exercise their Basic Subscription Rights in full, and the Company will only honor an Oversubscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights, subject to the conditions and limitations described more fully in the Prospectus. See “The Rights Offering—Oversubscription Privilege” in the Prospectus for more information on how the over-subscription shares will be allocated.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Oversubscription Privilege is less than the amount you actually paid in connection with the exercise of the Over- Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

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To the extent the amount you actually paid in connection with the exercise of the Oversubscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over- Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Oversubscription Privilege.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME, EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form.

Your Beneficial Owner Election Form to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. Please contact us for our deadline with respect to your submission of the Beneficial Ownership Election Form. Once you have exercised the Basic Subscription Right or the Oversubscription Privilege, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained by contacting the subscription agent. Banks and brokers should call (212) 493-3910 and shareholders should call (877) 478-5038.

Very truly yours,

Recordholder